Exhibit 4.6

SECOND LIEN PARENT GUARANTY

SECOND LIEN PARENT GUARANTY, dated as of September 24, 2012, made by USA SYNTHETIC FUEL CORPORATION, a Delaware corporation (the "Guarantor"), in favor of THIRD EYE CAPITAL CORPORATION, as administrative agent (in such capacity, the "Administrative Agent") for the Holders (as defined below) from time to time parties to the Unit Purchase Agreement, dated as of September 24, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the "Unit Purchase Agreement"), among the Guarantor, Lima Energy Company, an Ohio corporation (the "Company"), the Holders and the Administrative Agent.

W I T N E S S E T H:

WHEREAS, pursuant to the Unit Purchase Agreement, the Holders have agreed to purchase Notes issued by the Company upon the terms and subject to the conditions set forth therein;

WHEREAS, the Guarantor owns all of the issued and outstanding Capital Stock of the Company;

WHEREAS, the Company and the Guarantor are engaged in related businesses, and the Guarantor will derive substantial direct and indirect benefit from the purchase of the Notes by the Holders pursuant to the Unit Purchase Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Holders to purchase the Notes under the Unit Purchase Agreement that the Guarantor shall have executed and delivered this Agreement to the Administrative Agent for the benefit of the Guaranteed Parties.

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Holders to enter into the Unit Purchase Agreement and to induce the Holders to purchase Notes under the Unit Purchase Agreement, the Guarantor hereby agrees with the Administrative Agent, for the benefit of the Guaranteed Parties, as follows:

1.             Defined Terms.  (a) Unless otherwise defined herein, terms defined in the Unit Purchase Agreement and used herein shall have the meanings given to them in the Unit Purchase Agreement.

(b)           As used herein, the following terms have the following meanings:

"Agreement" means this Second Lien Parent Guaranty, as the same may be amended, restated, supplemented or otherwise modified from time to time.

"Contractual Obligation" means as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

"Guaranteed Parties" means the collective reference to the Administrative Agent, the Holders, and each co-agent or sub-agent appointed by the Administrative Agent under any of the Unit Purchase Documents, and their respective successors and assigns.

"Holders" has the meaning specified in the Unit Purchase Agreement.

"Obligations" means the unpaid principal of and interest on (including interest accruing after the maturity of the Notes and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Company Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Notes and all other obligations and liabilities of the Company Parties, and each of them, to the Administrative Agent and/or to any other Guaranteed Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Unit Purchase Document, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any other Guaranteed Party that are required to be paid by any Company Party pursuant hereto or any other Unit Purchase Document) or otherwise.  For the avoidance of doubt, the term "Obligations" includes the Note Indebtedness (as defined in the Unit Purchase Agreement) and does not include any of the obligations of the Company under the Royalty Agreement.

"paid in full" means the indefeasible payment in full in cash of all Obligations.

"Requirement of Law" means as to any Person, the Organizational Documents or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Entity, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

(c)           The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and paragraph references are to this Agreement unless otherwise specified.

(d)            The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2.              Guarantee. (a) The Guarantor hereby unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, to the Administrative Agent, for the benefit of the Guaranteed Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

(b)            The Guarantor further agrees to pay any and all expenses (including, without limitation, all fees and disbursements of counsel) which may be paid or incurred by any of the Guaranteed Parties in enforcing, or obtaining advice of counsel in respect of, enforcing any rights with respect to, or collecting against, the Guarantor under this Agreement.

(c)           No payment or payments made by the Company, the Guarantor, any other guarantor or Obligor or any other Person or received or collected by any Guaranteed Party from the Company, the Guarantor, any other guarantor or Obligor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantor hereunder which shall, notwithstanding any such payment or payments (other than payments made by the Guarantor in respect of the Obligations or payments received or collected from the Guarantor in respect of the Obligations), remain liable for the payment and performance in full of the Obligations.

3.             Right of Set-off.  If an Event of Default shall have occurred and be continuing, the Guarantor hereby irrevocably authorizes each Guaranteed Party at any time and from time to time without notice to the Guarantor or any other Guarantor or Obligor, any such notice being expressly waived by the Guarantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Guaranteed Party to or for the credit or the account of the Guarantor, or any part thereof in such amounts as such Guaranteed Party may elect, against and on account of the obligations and liabilities of the Guarantor to such Guaranteed Party hereunder and claims of every nature and description of such Guaranteed Party against the Guarantor, in any currency, whether arising hereunder, under the Unit Purchase Agreement, any Note, any other Unit Purchase Documents or otherwise, as such Guaranteed Party may elect, whether or not any Guaranteed Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured.  Each Guaranteed Party shall notify the Guarantor promptly of any such set-off and the application made by such Guaranteed Party, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Guaranteed Party under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Guaranteed Party may have.

4.             No Subrogation. Notwithstanding any payment or payments made by the Guarantor hereunder or any set-off or application of funds of the Guarantor by any Guaranteed Party, the Guarantor not shall be entitled to be subrogated to any of the rights of any Guaranteed Party against the Company or any other guarantor or Obligor or any collateral security or guarantee or right of offset held by any Guaranteed Party for the payment of the Obligations, nor shall the Guarantor seek or be entitled to seek any contribution, reimbursement or indemnification from the Company or any other guarantor or Obligor in respect of payments made by the Guarantor hereunder, until all amounts owing to the Guaranteed Parties by the Company on account of the Obligations are paid in full.  If any amount shall be paid to the Guarantor on account of such subrogation, contribution, reimbursement or indemnification rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by the Guarantor in trust for the Guaranteed Parties, segregated from other funds of the Guarantor, and shall, forthwith upon receipt by the Guarantor, be turned over to the Administrative Agent in the exact form received by the Guarantor (duly indorsed by the Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order and manner as the Administrative Agent  may determine.

5.           Amendments, etc. with respect to the Obligations; Waiver of Rights.  The Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any other guarantor and without notice to or further assent by any other guarantor or Obligor, any demand for payment of any of the Obligations made by any Guaranteed Party may be rescinded by such party and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, increased, amended, restated, modified, accelerated, compromised, waived, surrendered or released by any Guaranteed Party, and the Unit Purchase Agreement, the Notes and the other Unit Purchase Documents and any other documents executed and delivered in connection therewith may be amended, restated, increased, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Holders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the any Guaranteed Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released.  None of the Guaranteed Parties shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or any property subject thereto.  When making any demand hereunder against the Guarantor, any Guaranteed Party may, but shall be under no obligation to, make a similar demand on the Company or any other guarantor or Obligor, and any failure by any Guaranteed Party to make any such demand or to collect any payments from the Company or any such other guarantor or Obligor or any release of the Company or such other guarantor shall not relieve the Guarantor in respect of which a demand or collection is not made or any of the guarantors not so released of their several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of any Guaranteed Party against the Guarantor.  For the purposes hereof "demand" shall include the commencement and continuance of any legal proceedings.  The Guarantor hereby unconditionally and irrevocably waives, to the extent permitted by applicable law, (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Obligor that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Guarantor or other rights of the Guarantor to proceed against the Company, any other Obligor or any other Person and (ii) any defense based on any right of setoff or counterclaim against or in respect of the Obligations of the Guarantor hereunder.

6.             Guarantee Absolute and Unconditional.  The Guarantor waives any and all notice of the creation, increase, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by any Guaranteed Party upon this Agreement or acceptance of this Agreement; the Obligations and the Unit Purchase Documents, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Agreement; and all dealings between the Company and the Guarantor, on the one hand, and the Guaranteed Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Agreement.  The Guarantor waives diligence, presentment, protest, demand for payment, notice of acceleration, notice of intent to accelerate, and notice of default or nonpayment to or upon the Company or any other guarantor with respect to the Obligations.  The Guarantor understands and agrees that this Agreement shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of the Unit Purchase Agreement, any Note or any other Unit Purchase Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Guaranteed Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Company or any other Obligor against any Guaranteed Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Company or the Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Company or any other Obligor for the Obligations, or of the Guarantor under this Agreement, in bankruptcy or in any other instance.  When pursuing its rights and remedies hereunder against the Guarantor, any Guaranteed Party may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Company, any other Obligor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by any Guaranteed Party to pursue such other rights or remedies or to collect any payments from the Company or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Company, any other Obligor or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any of the Guaranteed Parties against the Guarantor.  This Agreement shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantor and its successors and assigns, and shall inure to the benefit of the Guaranteed Parties, and their respective successors, indorsees, transferees and assigns, until all the Obligations and the obligations of the Guarantor under this Agreement shall have been satisfied by payment in full.

7.             Reinstatement.  This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by any Guaranteed Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company, the Guarantor or any other Obligor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company, the Guarantor or any other Obligor or any substantial part of any of their respective property, or otherwise, all as though such payments had not been made.

8.             Payments.  The Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in U.S. dollars at the office of the Administrative Agent specified in Section 2.5 of the Unit Purchase Agreement or such other location as may be specified by the Administrative Agent.  All payments by the Guarantor under this Agreement shall be made without setoff, counterclaim or other defense.

9.           Payments Free and Clear of Taxes, Etc.  Any and all payments by or on account of any obligation of the Guarantor hereunder shall be made free and clear of and without deduction or withholding for any Taxes or Other Taxes on the same terms and to the same extent that payments by the Company and the Guarantor are required to be made free and clear of Taxes and Other Taxes pursuant to the terms of Section 2.19 of the Unit Purchase Agreement.

10.             Representations and Warranties. To induce the Administrative Agent and the Holders to enter into the Unit Purchase Agreement and to induce the Holders to purchase Notes thereunder, the Guarantor hereby represents and warrants to the Administrative Agent and each of the other Guaranteed Parties that:

(a)           it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization  and has the organizational power and authority and the legal right to own and operate its property, to lease the property it operates and to conduct the business in which it is currently engaged;

(b)           it has the organizational power and authority and the legal right to execute and deliver, and to perform its obligations under, this Agreement, and has taken all necessary organizational action to authorize its execution, delivery and performance of this Agreement;

(c)           this Agreement constitutes a legal, valid and binding obligation of the Guarantor enforceable in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally and general equitable principles;

(d)           the execution, delivery and performance of this Agreement will not violate any provision of any Requirement of Law or Contractual Obligation of the Guarantor and will not result in or require the creation or imposition of any Lien on any of the properties or revenues of the Guarantor pursuant to any Requirement of Law or Contractual Obligation of the Guarantor;

(e)           no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or Governmental Entity and no consent of any other Person (including, without limitation, any equity owner or creditor of the Guarantor) is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement; and

(f)            no litigation, investigation or proceeding of or before any arbitrator or Governmental Entity is pending or, to the knowledge of the Guarantor, threatened by or against the Guarantor or against any of its properties or revenues with respect to this Agreement or any of the transactions contemplated hereby.

11.            Covenants.  The Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by the Guarantor or any of its Subsidiaries.

12.            Information Regarding Company. The Guarantor assumes all responsibility for being and keeping itself informed of the Company’s business, financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that the Guarantor assumes and incurs under this Agreement, and agrees that none of the Guaranteed Parties has any duty to advise the Guarantor of information known to it regarding those circumstances or risks.

13.            Authority of Administrative Agent.  The Guarantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Guaranteed Parties, be governed by the Unit Purchase Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Guarantor, the Administrative Agent shall be conclusively presumed to be acting as agent for the Guaranteed Parties with full and valid authority so to act or refrain from acting, and the Guarantor shall not be under any obligation, or entitlement, to make any inquiry respecting such authority.

14.            Notices.  All notices, requests and demands to or upon the Administrative Agent, any Holder or the Guarantor to be effective shall be in writing (or by facsimile confirmed in writing) and shall be deemed to have been duly given or made (1) when delivered by hand, or (2) if given by mail, when deposited in the mails by certified mail, return receipt requested, or (3) if by facsimile, when sent and receipt has been confirmed, addressed as follows:

(a)            if to the Administrative Agent or any Holder, at its address or transmission number for notices provided in Section 12.1 of the Unit Purchase Agreement; and

(b)           if to the Guarantor, at its address or transmission number for notices set forth under its signature below.

The Administrative Agent, each Holder and the Guarantor may change its address and transmission numbers for notices by notice in the manner provided in this Section.

15.           Submission To Jurisdiction; Waivers.  (a)  The Guarantor irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any other Guaranteed Party, or any Related Party of the foregoing in any way relating to this Agreement or any other Unit Purchase Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of Ohio sitting in Hamilton County, and of the United States District Court for the Southern District of Ohio, Western Division, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such  courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such Ohio State court or, to the fullest extent permitted by applicable law, in such federal court.  The Guarantor agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Unit Purchase Document shall affect any right that the Administrative Agent or any other Guaranteed Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Unit Purchase Document against the Company or any other Obligor or its properties in the courts of any jurisdiction.

(b)           The Guarantor irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Note Purchase  Document in any court referred to in paragraph (a) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)           The Guarantor irrevocably consents to service of process in the manner provided for notices in Section 14 of this Agreement.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

16.             Acknowledgements.  The Guarantor hereby acknowledges that:

(a)           the Guarantor has been advised by counsel in the negotiation, execution and delivery of this Agreement;

(b)           none of the Guaranteed Parties has any fiduciary relationship with or duty to the Guarantor arising out of or in connection with this Agreement or any of the other Unit Purchase Documents, and the relationship between the Guaranteed Parties, on one hand, and the Guarantor, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;

(c)           no joint venture is created hereby or by the other Unit Purchase Documents or otherwise exists by virtue of the transactions contemplated hereby among the Guaranteed Parties or among the Guarantor and the Guaranteed Parties; and

(d)           the Guarantor has received and reviewed copies of the Unit Purchase Documents.

17.             Subordination.  All existing and future indebtedness and liabilities of the Company to the Guarantor are hereby subordinated to the prior payment in full of the Obligations and such indebtedness and liabilities of the Company to the Guarantor, if the Administrative Agent so requests, shall be collected, enforced and received by the Guarantor as trustee for the Administrative Agent and shall be paid over to the Administrative Agent promptly for application against the Obligations in such order and manner as the Administrative Agent may elect, but without reducing or affecting in any manner any of the obligations of the Guarantor under any of the other provisions of this Agreement.

18.             Counterparts.  This Agreement may be executed by the Guarantor on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

19.             Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

20.             Amendments in Writing; No Waiver; Cumulative Remedies.  (a)  None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Guarantor and the Administrative Agent.

(b)           Neither the Administrative Agent nor any other Guaranteed Party shall by any act (except by a written instrument pursuant to paragraph 20(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof.  No failure to exercise, nor any delay in exercising, on the part of any other Guaranteed Party, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by  any Guaranteed Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Guaranteed Party would otherwise have on any future occasion.

(c)           The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

21.            Section Headings.  The section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

22.            Successors and Assigns.  This Agreement shall be binding upon the successors and assigns of the Guarantor and shall inure to the benefit of the Guaranteed Parties and their successors and assigns; provided that the Guarantor may not assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

23.            Governing Law.  This Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of Ohio, without regard to principles of conflicts of laws.

24.            WAIVER OF SPECIAL DAMAGES. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE GUARANTOR SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST THE GUARANTEED PARTIES ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT OR ANY OF THE OTHER NOTE PURCHASE DOCUMENTS, THE OBLIGATIONS OR THE USE OF THE PROCEEDS THEREOF.

25.            WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER NOTE PURCHASE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.

26.            INTEGRATION.  THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT OF THE GUARANTOR AND THE GUARANTEED PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

27.             Intercreditor Agreement.  This Agreement and the rights and obligations evidenced hereby are subject to the terms and conditions of the Intercreditor Agreement.  In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall control.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

USA SYNTHETIC FUEL CORPORATION

By: ____/s/ H. H. Graves_____________________
Name:  H. H. Graves
Title:   Chairman

Address for Notices:
_________________________________________

_________________________________________

Facsimile: ________________________________

Attention:  ________________________________